As filed with the Securities and Exchange Commission on May 24, 2022

Registration No. 333‑

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM F‑3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

INNOVIZ TECHNOLOGIES LTD.
(Exact Name of Registrant as Specified in its Charter)

State of Israel (State or Other Jurisdiction of Incorporation or Organization)	3714 (Primary Standard Industrial Classification Code Number) Innoviz Technologies Ltd. 2 Amal Street Afek Industrial Park Rosh HaAin, Israel 4809202 +972‑74‑700‑3692	Not Applicable (I.R.S. Employer Identification No.)
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)
Cogency Global Inc. 122 East 42nd Street, 18th Floor New York, NY 10168 (800) 221‑0102
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Ryan J. Maierson Ryan J. Lynch Latham & Watkins LLP 811 Main Street, Suite 3700 Houston, Texas 77002 Tel: (713) 546‑5400	Joshua G. Kiernan Latham & Watkins LLP 99 Bishopsgate London EC2M 3XF United Kingdom Tel: (+44) (20) 7710‑1000	Tuvia J. Geffen, Adv. Naschitz, Brandes, Amir & Co. 5 Tuval Street Tel-Aviv 6789717, Israel Tel: +972 3-623-5000

Approximate date of commencement of proposed sale to the public: From time to time after the effectiveness of this registration statement.

If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post‑effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post‑effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post‑effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company  ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission (the “SEC”), acting pursuant to said Section 8(a), may determine.

The information contained in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 24, 2022

PRELIMINARY PROSPECTUS

INNOVIZ TECHNOLOGIES LTD.

PRIMARY OFFERING OF
16,231,141 Ordinary Shares Underlying Warrants

SECONDARY OFFERING OF
12,614,863 Ordinary Shares
3,085,247 Warrants to Purchase Ordinary Shares
3,085,247 Ordinary Shares Underlying Warrants

This prospectus relates to the issuance by the Company of up to 16,231,141 ordinary shares, no par value per share (“ordinary shares”), underlying warrants of Innoviz Technologies Ltd., a company organized under the laws of the State of Israel (“we”, “our”, the “Company” or “Innoviz”) issued at the closing of the Business Combination (“existing warrants”).

This prospectus also relates to the resale, from time to time, by the selling securityholders named herein (the “Selling Securityholders”), or their transferees, pledgees, donees or assignees or other successors‑in‑interest, of (a) up to 12,614,863 ordinary shares, (b) up to 3,085,247 existing warrants held by the Selling Securityholders and (c) up to 3,085,247 ordinary shares issuable upon exercise of existing warrants held by the Selling Securityholders, as described below.

Each existing warrant entitles the holder to purchase one ordinary share at an exercise price of $11.50 per share and will expire on April 5, 2026, at 5:00 p.m., New York City time, or earlier upon redemption of the existing warrants or liquidation of the Company. We may redeem the outstanding public existing warrants at a price of $0.01 per existing warrant if the last reported sales price of our ordinary shares equals or exceeds $18.00 per ordinary share (subject to adjustment in accordance with the terms of the existing warrants) for any 20 trading days within a 30‑trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the existing warrant holders, as described herein. The private existing warrants have terms and provisions that are identical to those of the public existing warrants, except as described herein.

We are registering the offer and sale of these ordinary shares and existing warrants by the Selling Securityholders to satisfy certain registration rights we have granted. The Selling Securityholders may offer all or part of the ordinary shares and existing warrants for resale from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices. These ordinary shares and existing warrants are being registered to permit the Selling Securityholders to sell the ordinary shares and existing warrants from time to time, in amounts, at prices and on terms determined at the time of offering. In connection with any sales of ordinary shares and existing warrants offered hereunder, the Selling Securityholders, any underwriters, agents, brokers or dealers participating in such sales may be deemed to be “underwriters” within the meaning of the Securities Act of 1934, as amended. For additional information on the possible methods of sale that may be used by the Selling Securityholders, you should refer to the section entitled “Plan of Distribution” elsewhere in this prospectus. We do not know when or in what amounts the Selling Securityholders may offer the ordinary shares and existing warrants for sale. The Selling Securityholders may sell any, all or none of the ordinary shares and existing warrants offered by this prospectus.

We will receive up to an aggregate of $186.7 million from the exercise of the existing warrants, assuming the exercise in full of all the existing warrants for cash. If the existing warrants are exercised pursuant to a cashless exercise feature, we will not receive any cash from these exercises.

All of the ordinary shares and existing warrants (including ordinary shares issuable upon the exercise of such existing warrants) offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any proceeds from the sale of any ordinary shares or existing warrants by the Selling Securityholders.

We will pay certain expenses associated with the registration of the ordinary shares and existing warrants covered by this prospectus, as described in the section entitled “Plan of Distribution.”

Our ordinary shares and existing warrants are listed on the Nasdaq Stock Market LLC under the trading symbols “INVZ” and “INVZW,” respectively. On May 23, 2022, the closing prices for our ordinary shares and existing warrants on the Nasdaq Stock Market LLC were $4.09 per ordinary share and $1.15 per existing warrant.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read this entire prospectus and any amendments or supplements carefully before you make your investment decision.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, or JOBS Act, and are subject to reduced public company reporting requirements.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 8 of this prospectus and other risk factors contained in the documents incorporated by reference herein, including our Annual Report on Form 20‑F for the year ended December 31, 2021, for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission, the Israeli Securities Authority nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is          , 2022.

You should rely only on the information contained or incorporated by reference in this prospectus or any supplement. Neither we nor the Selling Securityholders have authorized anyone else to provide you with different information. The securities offered by this prospectus are being offered only in jurisdictions where the offer is permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of each document. Our business, financial condition, results of operations and prospects may have changed since that date.

Except as otherwise set forth in this prospectus, neither we nor the Selling Securityholders have taken any action to permit a public offering of these securities outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of these securities and the distribution of this prospectus outside the United States.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. By using a shelf registration statement, we may issue up to 16,231,141 ordinary shares underlying existing warrants, and the Selling Securityholders may offer for resale (i) up to 12,614,863 ordinary shares, (ii) up to 3,085,247 existing warrants and (iii) up to 3,085,247 ordinary shares issuable upon exercise of existing warrants, as described in this prospectus.

We have not, and the Selling Securityholders have not, authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus, any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should assume that the information appearing in this prospectus and the applicable prospectus supplement to this prospectus is accurate only as of the date on its respective cover, that the information appearing in any applicable free writing prospectus is accurate only as of the date of that free writing prospectus, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates. This prospectus incorporates by reference, and any prospectus supplement or free writing prospectus may contain and incorporate by reference, market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information.  Although we believe these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. In addition, the market and industry data and forecasts that may be included or incorporated by reference in this prospectus, any prospectus supplement or any applicable free writing prospectus may involve estimates, assumptions and other risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” contained in this prospectus, the applicable prospectus supplement and any applicable free writing prospectus, and under similar headings in other documents that are incorporated by reference into this prospectus.  Accordingly, investors should not place undue reliance on this information

The Selling Securityholders may offer and sell the securities directly to purchasers, through agents selected by us and/or the Selling Securityholders, or to or through underwriters or dealers. A prospectus supplement, if required, may describe the terms of the plan of distribution and set forth the names of any agents, underwriters or dealers involved in the sale of securities. See “Plan of Distribution.”

Throughout this prospectus, unless otherwise designated, the terms “we”, “us”, “our”, “Innoviz”, “the Company” and “our company” refer to Innoviz Technologies Ltd. The term “ordinary shares” refers to our ordinary shares, no par value. The term “existing warrants” refers to our warrants to purchase ordinary shares.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION OF INFORMATION BY REFERENCE

Available Information

We file reports, proxy statements and other information with the SEC.  The SEC maintains a web site that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC.  The address of that website is http://www.sec.gov.

Our web site address is ww.innoviz‑tech.com.  The information on our web site, however, is not, and should not be deemed to be, a part of this prospectus.

This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement.  The full registration statement may be obtained from the SEC or us, as provided below. Forms of the indenture and other documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement or documents incorporated by reference in the registration statement.  Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement through the SEC’s website, as provided above.

Incorporation by Reference

The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC.  The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information.  Any statement contained in this prospectus or a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or a subsequently filed document incorporated by reference modifies or replaces that statement.

This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC:

•	the Company’s Annual Report on Form 20‑F for the year ended December 31, 2021 filed with the SEC on March 30, 2022 (the “Annual Report”);

•	the GAAP financial information contained in the Company’s report on Form 6-K furnished to the SEC on May 11, 2022; and

•
the description of the Company’s ordinary shares contained in the Company’s registration statement on Form 8‑A (File No. 001‑40310), filed with the SEC on April 5, 2021, including any amendments or reports filed for the purpose of updating such description.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act” in this prospectus, prior to the termination of this offering, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, including any reports on Form 6-K that we specifically identify in such forms as being incorporated by reference, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

You may request a free copy of any of the documents incorporated by reference in this prospectus by writing or telephoning us at the following address:

Innoviz Technologies Ltd.
2 Amal St. Rosh HaAin
4809202
Israel
Attention: Chief Financial Officer

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus or any accompanying prospectus supplement.

CAUTIONARY STATEMENT REGARDING FORWARD‑LOOKING STATEMENTS

Some of the statements made in this prospectus and the documents incorporated by reference into this prospectus may constitute forward‑looking statements within the meaning of the United States federal securities laws. The use of the words or phrases such as “anticipate”, “believe”, “continue”, “could”, “estimate”, “expect”, “intend”, “may”, “might”, “objective”, “ongoing”, “plan”, “potential”, “predict”, “project”, “should”, “will” and “would”, or similar words or phrases, or the negatives of those words or phrases, may identify forward‑looking statements, but the absence of these words does not necessarily mean that a statement is not forward‑looking. The forward‑looking statements contained herein include, but are not limited to, statements about:

•	we have a limited operating history with a history of losses and we expect losses in future periods may be significant;

•	our limited operating history and evolving business model makes evaluating our business and future prospects difficult and may increase the risk of your investment;

•
we are creating innovative technologies by designing and developing unique components and the high price of or low yield in these components may affect our ability to sell at competitive prices, or may lead to losses;

•	there are significant risks to providing our products as a direct supplier to customers;

•
we expect to invest substantially in research and development for the purpose of developing and commercializing new products, and these investments could significantly reduce our profitability or increase our losses and may not generate revenue for our company;

•
we may experience significant delays in the design, production and launch of our LiDAR products for autonomous driving systems, which could harm our business, prospects, financial condition and operating results;

•	we are substantially dependent on our design win with BMW and our relationship with Magna, and our business could be materially and adversely affected if the BMW L3 Program would be terminated;

•	the period from a design win to implementation is long and we are subject to the risks of not achieving design wins, cancellations or postponements of contracts or unsuccessful implementation;

•
we may need to raise additional funds in the future in order to execute our business plan and these funds may not be available to us when we need them; additionally, if we cannot raise additional funds when we need them, our business, prospects, financial condition and operating results could be negatively affected;

•	if market adoption of LiDAR for autonomous vehicles does not continue to develop, or develops more slowly than we expect, our business will be adversely affected;

•
we target many customers that are large companies with substantial negotiating power, exacting product standards and potentially competitive internal solutions and if we are unable to sell our products to these customers, our prospects and results of operations will be adversely affected;

•
we continue to implement strategic initiatives designed to grow our business as these initiatives may prove more costly than we currently anticipate and we may not succeed in increasing our revenues by an amount sufficient to offset the costs of these initiatives and to achieve and maintain profitability;

•
the markets in which we compete are characterized by rapid technological change, which require us to continue to develop new products and product innovations, and could adversely affect market adoption of our products;

•	certain of our strategic, development and supply arrangements could be terminated or may not materialize into long‑term contract partnership arrangements;

•	we may experience difficulties in managing our growth and expanding our operations;

•
continued pricing pressures, automotive original equipment manufacturers (“OEM”) cost reduction initiatives and the ability of automotive OEMs to re‑source or cancel vehicle or technology programs may result in lower than anticipated margins, or losses, which may adversely affect our business; and

•
the other matters described in the section entitled “Risk Factors” beginning on page 8 of this prospectus and other risk factors contained in our Annual Report and our subsequent filings with the SEC that we incorporated by reference herein.

Many important factors, in addition to the factors described above and in other sections of this prospectus and the Annual Report, could adversely impact our business and financial performance. Moreover, we operate in an evolving environment. New risks and uncertainties emerge from time to time, and it is not possible for our management to predict all risks and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results, and, in the case of our forward-looking order book, actual orders. to differ materially from estimates or forward‑looking statements. We qualify all of our estimates and forward‑looking statements by these cautionary statements. Factors that could cause actual results to differ from our expectations or projections include the risks and uncertainties relating to our business described in this prospectus under “Risk Factors” as well as those listed under “Item 3. Key Information – Risk Factors” in the Annual Report. We caution you to carefully consider these risks and not to place undue reliance on our forward‑looking statements. Except as required by applicable law, including the securities laws of the United States, we do not intend to update or revise any forward‑looking statements, whether as a result of new information, future events or otherwise, and we assume no responsibility for updating any forward‑looking statements.

PROSPECTUS SUMMARY

This summary highlights certain information about us, this offering and selected information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in the securities covered by this prospectus. This summary is qualified in its entirety by the more detailed information included in or incorporated by reference into this prospectus. Before making your investment decision with respect to our securities, you should carefully read this entire prospectus, any applicable prospectus supplement and the documents referred to in “Where You Can Find More Information; Incorporation of Information by Reference.”

Overview

We are a leading provider of high‑performance, solid‑state LiDAR and perception solutions that bring enhanced vision and superior performance to enable safe autonomous driving at a mass scale. We believe that we provide a complete and comprehensive solution for OEMs and Tier‑1 partners that are developing and marketing autonomous driving vehicles to the passenger car and other relevant markets, such as robotaxis, shuttles, delivery vehicles, buses and trucking, as well as other industries that require 3‑dimensional high resolution sensors. Our unique LiDAR and perception solutions feature technological breakthroughs across core components. In addition, our solutions can enable safe autonomy for other industries, including logistics, drones, robotics, construction and other industrial applications, agriculture, smart city, smart infrastructures, security and mapping.

We were founded in 2016 by veterans of Unit 81, the elite technology unit of Israel’s Intelligence Corps, one of the most prestigious multidisciplinary technological units in the Israeli Defense Forces. From our founding, our culture drew from Unit 81’s core values of solving sophisticated technological problems through creativity and agile thinking. We have relied on these values to address the needs of autonomous vehicles in a manner that strikes the desired balance between performance and cost. We created a new type of LiDAR sensor from the chip‑level up, including a suite of powerful and sophisticated software applications for high‑performance computer vision to allow superior perception. Our multidisciplinary team developed an operational MEMS‑based (Micro‑Electro‑Mechanical System) LiDAR prototype in less than a year, which attracted the attention of leading Tier‑1 companies such as Magna and Aptiv as early as 2017. This was followed by a further intensive development and qualification stage, which culminated with our company achieving a design win with BMW in 2018 to power BMW’s Level 3 autonomous platform. BMW is a leader and a pioneer in deploying new technologies into the automotive industry and we believe that our close cooperation with BMW, together with Magna (our Tier‑1 partner for this program), uniquely positions us to make Level 3 autonomous driving a commercial reality.

The sustained cooperation with BMW provides our engineers and other research and development (“R&D”) personnel with a valuable competitive edge. These engineers and other R&D personnel have been meticulously trained to design, operate and verify our many groundbreaking innovations in accordance and in compliance with the rigorous ISO26262 standard for Functional Safety in the automotive industry. Compliance with this and other standards has been enforced by regular ongoing audits of Innoviz and our key suppliers, by both Magna and BMW as well as prospective customers that constantly test the performance of various elements of our operations. As a result, our products have been constructed from the bottom up with hardware and software technology that meets the most stringent automotive safety, quality, environmental, manufacturing, and other standards.

Our innovation has produced LiDAR solutions that deliver market leading performance and that meet the demanding safety requirements for Level 2+ through Level 5 autonomous vehicles at price points suitable for mass produced passenger vehicles. Our integrated custom design of advanced hardware and software components, which leverage the multidisciplinary expertise and experience of our team, enable us to provide turn‑key autonomous solutions to accelerate widespread adoption across automakers at serial production scale.

Our robust software suite enables our ~905nm wavelength laser‑based LiDAR architecture to be easily leveraged to provide compelling solutions for Level 2+ through Level 5, without the need for any new significant hardware components. This means that we are positioned to penetrate the current market, which is currently characterized mainly by Level 2+ production, and to continue to capture and extend our market share through a software‑based upgrade of our products to Level 3 and above, as the market continues to mature.

We are currently expanding our third‑party manufacturing capacity through contract manufacturers and partnerships with global Tier‑1 suppliers to meet an anticipated increase in customer demand for our products, while also further developing a next generation high‑performance automotive‑grade LiDAR sensor, the InnovizTwo, that is expected to provide further cost efficiencies while still enabling performance solutions for Level 2+ and above vehicles. We believe that our unique technology, together with our ability to meet automotive industry standards and our partnerships with various major Tier‑1 automotive suppliers, place us at the forefront of Tier‑2 automotive suppliers.

Recent Developments

In May 2022, we announced we were selected by a global vehicle group to be its direct LiDAR supplier for its vehicle program. We will provide the group’s multiple brands our InnovizTwo LiDAR. The selection, our third major design win, follows more than two years of extensive diligence and qualification.

On May 24, 2022, we announced the appointment of Tali Chen as Chief Business Officer (CBO). Ms. Chen replaces Oren Rosenzweig, who stepped down from his CBO and Board of Directors' roles.

Implications of Being an Emerging Growth Company

We qualify as an “emerging growth company,” as defined in the JOBS Act. For as long as we are deemed an emerging growth company, we are permitted to and intend to take advantage of specified reduced reporting and other regulatory requirements that are generally unavailable to other public companies, including:

•
an exemption from the auditor attestation requirement in the assessment of our internal controls over financial reporting required by Section 404 of the Sarbanes‑Oxley Act of 2002, or the Sarbanes‑Oxley Act; and

•
an exemption from compliance with any new requirements adopted by the Public Company Accounting Oversight Board, or the PCAOB, requiring mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about our audit and our financial statements.

•
We may take advantage of these provisions until the last day of our fiscal year following the fifth anniversary of the date of the first sale of our common equity securities pursuant to an effective registration statement under the Securities Act of 1933, as amended, or the Securities Act. However, if certain events occur prior to the end of such five year period, including if we become a “large accelerated filer,” our annual gross revenues exceed $1.0 billion or we issue more than $1.0 billion of non‑convertible debt in any three‑year period, we will cease to be an emerging growth company prior to the end of such five‑year period.

•
Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. This means that an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to delay such adoption of new or revised accounting standards. As a result, our financial statements may not be comparable to companies that comply with the public company effective date.

Implications of Being a Foreign Private Issuer

We are subject to the information reporting requirements of the Securities Exchange Act of 1934, or the Exchange Act, that are applicable to “foreign private issuers,” and under those requirements we file reports with the SEC. As a foreign private issuer, we are not subject to the same requirements that are imposed upon U.S. domestic issuers by the SEC. Under the Exchange Act, we are subject to reporting obligations that, in certain respects, are less detailed and less frequent than those of U.S. domestic reporting companies. For example, we are not required to issue quarterly reports, proxy statements that comply with the requirements applicable to U.S. domestic reporting companies, or individual executive compensation information that is as detailed as that required of U.S. domestic reporting companies. We also have four months after the end of each fiscal year to file our annual reports with the SEC and are not required to file current reports as frequently or promptly as U.S. domestic reporting companies. Furthermore, our officers, directors and principal shareholders are exempt from the requirements to report transactions in our equity securities and from the short‑swing profit liability provisions contained in Section 16 of the Exchange Act. As a foreign private issuer, we are also not subject to the requirements of Regulation FD (Fair Disclosure) promulgated under the Exchange Act. These exemptions and leniencies reduce the frequency and scope of information and protections available to you in comparison to those applicable to shareholders of U.S. domestic reporting companies. We intend to continue to take advantage of the exemptions available to us as a foreign private issuer during and after the period we qualify as an emerging growth company.

Our Corporate Information

We were incorporated in Israel on January 18, 2016 under the Israeli Companies Law, 5759‑1999 (the “Companies Law”), and our principal executive office is located at 2 Amal St., Afek Industrial Park, Rosh HaAin 4809202, Israel. Our legal and commercial name is Innoviz Technologies Ltd. We are registered with the Israeli Registrar of Companies. Our registration number is 51‑538242‑2. Our website address is www.innoviz.tech, and our telephone number is +972‑74‑700‑3692. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus and is not incorporated by reference herein. We have included our website address in this prospectus solely for informational purposes. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers, such as we, that file electronically, with the SEC at www.sec.gov. Our agent for service of process in the United States is Cogency Global Inc., 122 East 42nd Street, 18th Floor, New York, NY 10168.

Risk Factors

Investing in any securities offered pursuant to this prospectus and the applicable prospectus supplement involves risks. You should carefully consider the risk factors set forth on page 8 of this prospectus, in the Annual Report incorporated by reference into this prospectus and in our updates, if any, to those risk factors in our reports on Form 6‑K incorporated by reference into this prospectus, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act and the risk factors and other information contained in the applicable prospectus supplement and any applicable free writing prospectus before acquiring any of such securities. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities.

THE OFFERING

Ordinary shares issuable by us upon exercise of the existing warrants	16,231,141
Securities that may be offered and sold from time to time by the Selling Securityholders	Up to 12,614,863 ordinary shares, up to 3,085,247 existing warrants and up to 3,085,247 ordinary shares issuable upon exercise of the existing warrants.

Terms of existing warrants	Each existing warrant entitles the registered holder to purchase one ordinary share at a price of $11.50 per share. Our existing warrants expire on April 5, 2026 at 5:00 p.m., New York City time.
Offering prices
The securities offered by this prospectus may be offered and sold at prevailing market prices, privately negotiated prices or such other prices as the Selling Securityholders may determine. See “Plan of Distribution.”

Ordinary shares issued and outstanding prior to any exercise of existing warrants	134,889,568 ordinary shares (as of April 18, 2022).
Existing warrants issued and outstanding	16,231,141 existing warrants (as of April 18, 2022).
Ordinary shares to be issued and outstanding assuming exercise of all existing warrants	151,120,709 ordinary shares (as of April 18, 2022).
Use of proceeds
We will receive up to an aggregate of $186.7 million from the exercise of the existing warrants, assuming the exercise in full of all the existing warrants for cash. If the existing warrants are exercised pursuant to a cashless exercise feature, we will not receive any cash from these exercises. We expect to use the net proceeds from the exercise of the existing warrants, if any, for general corporate purposes. Our management will have broad discretion over the use of proceeds from the exercise of the existing warrants. See “Use of Proceeds.”

All of the ordinary shares and existing warrants (including shares issuable upon the exercise of such existing warrants) offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from these sales.

Dividend Policy
We have never declared or paid any cash dividend on our ordinary shares. We currently intend to retain any future earnings and do not expect to pay any dividends in the foreseeable future. Any further determination to pay dividends on our ordinary shares would be at the discretion of our board of directors, subject to applicable laws, and would depend on our financial condition, results of operations, capital requirements, general business conditions, and other factors that our board of directors may deem relevant.

Market for our ordinary shares and existing warrants	Our ordinary shares and existing warrants are listed on the Nasdaq Stock Market LLC (“Nasdaq”) under the trading symbols “INVZ” and “INVZW”, respectively.
Risk factors
Investing in any securities offered pursuant to this prospectus and the applicable prospectus supplement involves risks. You should carefully consider the risk factors set forth on page 8 of this prospectus, in the Annual Report incorporated by reference into this prospectus and in our updates, if any, to those risk factors in our reports on Form 6‑K incorporated by reference into this prospectus, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act and the risk factors and other information contained in the applicable prospectus supplement and any applicable free writing prospectus before acquiring any of such securities. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities.

RISK FACTORS

Investing in any securities offered pursuant to this prospectus and the applicable prospectus supplement involves risks. You should carefully consider the risk factors set forth below, in the Annual Report incorporated by reference into this prospectus and in our updates, if any, to those risk factors in our reports on Form 6‑K incorporated by reference into this prospectus, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act and the risk factors and other information contained in the applicable prospectus supplement and any applicable free writing prospectus before acquiring any of such securities. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities.

Risks Related to this Offering

Sales of a substantial number of our securities in the public market by the Selling Securityholders and/or by our existing securityholders could cause the price of our ordinary shares and existing warrants to fall.

The Selling Securityholders can sell, under this prospectus, up to (a) 15,700,110 ordinary shares constituting (on a post‑exercise basis) approximately 10.4% of our issued and outstanding ordinary shares (assuming the exercise of all of our existing warrants) and (b) 3,085,247 existing warrants constituting approximately 19.0% of our issued and outstanding existing warrants. In addition, other holders of our securities may sell such securities under Rule 144 under the Securities Act, if available, or in other transactions exempt from registration, rather than under this prospectus. Sales of a substantial number of ordinary shares and/or existing warrants in the public market by the Selling Securityholders and/or by our other existing securityholders, or the perception that those sales might occur, could depress the market price of our ordinary shares and existing warrants and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that such sales may have on the prevailing market price of our ordinary shares and existing warrants.

CAPITALIZATION AND INDEBTEDNESS

The following table sets forth our total capitalization, unaudited, on an actual basis as of March 31, 2022, and on an as adjusted basis after giving effect to the cash exercise of all of the existing warrants to be outstanding after the completion of this offering, for gross proceeds to us of approximately $186.7 million.

The information in this table should be read in conjunction with the financial statements and notes thereto and other financial information included in this prospectus, any prospectus supplement or incorporated by reference in this prospectus. Our historical results do not necessarily indicate our expected results for any future periods.

	As of March 31, 2022
(Dollars in millions)	Actual (unaudited)	As Adjusted (unaudited)
Indebtedness (long term loan)	$—	$—
Warrants Liability	$0.7	$—
Total Shareholders’ Equity	$273.4	$460.8
Total Capitalization	$274.1	$460.8

USE OF PROCEEDS

We will receive up to an aggregate of $186.7 million from the exercise of the existing warrants, assuming the exercise in full of all the existing warrants for cash. If the existing warrants are exercised pursuant to a cashless exercise feature, we will not receive any cash from these exercises. We expect to use the net proceeds from the exercise of the existing warrants, if any, for general corporate purposes. Our management will have broad discretion over the use of proceeds from the exercise of the existing warrants.

All of the ordinary shares and existing warrants (including shares issuable upon the exercise of such existing warrants) offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from these sales.

We will bear all costs, expenses and fees in connection with the registration of the ordinary shares and existing warrants offered by the Selling Securityholders pursuant to this prospectus, whereas the Selling Securityholders will bear all incremental selling expenses, including commissions, brokerage fees and other similar selling expenses.

DIVIDEND POLICY

We have never declared or paid any cash dividend on our ordinary shares. We currently intend to retain any future earnings and do not expect to pay any dividends in the foreseeable future. Any further determination to pay dividends on our ordinary shares would be at the discretion of our board of directors, subject to applicable laws, and would depend on our financial condition, results of operations, capital requirements, general business conditions, and other factors that our board of directors may deem relevant.

DESCRIPTION OF ORDINARY SHARES AND EXISTING WARRANTS

Our authorized share capital consists of 500,000,000 ordinary shares, no par value. All of our outstanding ordinary shares are validly issued, fully paid and non-assessable. Our ordinary shares are not redeemable and do not have any preemptive rights.

In connection with our business combination that closed on April 5, 2021, we issued 16,231,241 exiting warrants, each entitling its holder to purchase one ordinary share at an initial exercise price equal to $11.50 per share.

As of April 18, 2022, we had 134,889,568 ordinary shares issued and outstanding and 16,231,141 existing warrants issued and outstanding. Our ordinary shares and existing warrants are listed on Nasdaq under the symbols “INVZ” and “INVZW,” respectively.

For a description of our ordinary shares and existing warrants, including the rights and obligations attached thereto, please refer to Exhibit 2.1 to our Annual Report on Form 20-F for the year ended December 31, 2021, which is incorporated by reference herein.

SELLING SECURITYHOLDERS

This prospectus relates to the possible resale by the Selling Securityholders of up to 12,614,863 ordinary shares, up to 3,085,247 existing warrants held by the Selling Securityholders and up to 3,085,247 ordinary shares issuable upon exercise of existing warrants held by the Selling Securityholders.

The Selling Securityholders may from time to time offer and sell any or all of the ordinary shares and existing warrants set forth below pursuant to this prospectus. In this prospectus, the term “Selling Securityholders” includes (i) the entities identified in the table below (as such table may be amended from time to time by means of an amendment to the registration statement of which this prospectus forms a part or by a supplement to this prospectus) and (ii) any donees, pledgees, transferees or other successors‑in‑interest that acquire any of the securities covered by this prospectus after the date of this prospectus from the named Selling Securityholders as a gift, pledge, partnership distribution or other non‑sale related transfer.

The table below sets forth, as of the date of this prospectus, the name of the Selling Securityholders for which we are registering ordinary shares and existing warrants for resale to the public, and the aggregate principal amount that the Selling Securityholders may offer pursuant to this prospectus. In accordance with SEC rules, individuals and entities below are shown as having beneficial ownership over shares they own or have the right to acquire within 60 days, as well as shares for which they have the right to vote or dispose of such shares. Also in accordance with SEC rules, for purposes of calculating percentages of beneficial ownership, shares which a person has the right to acquire within 60 days of April 18, 2022 are included both in that person’s beneficial ownership as well as in the total number of shares issued and outstanding used to calculate that person’s percentage ownership but not for purposes of calculating the percentage for other persons. In some cases, the same ordinary shares are reflected more than once in the table below because more than one holder may be deemed the beneficial owner of the same ordinary shares.

We cannot advise you as to whether the Selling Securityholders will in fact sell any or all of such securities. In addition, the Selling Securityholders may sell, transfer or otherwise dispose of, at any time and from time to time, the ordinary shares or existing warrants in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus, subject to applicable law.

Selling Securityholder information for each additional Selling Securityholder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such Selling Securityholder’s securities pursuant to this prospectus. Any prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each Selling Securityholder and the number of ordinary shares and existing warrants registered on its behalf. A Selling Securityholder may sell all, some or none of such securities in this offering. See “Plan of Distribution.”

The information in the table below is based upon information provided by the Selling Securityholders. The securities owned by the Selling Securityholders named below do not have voting rights different from the securities owned by other securityholders. Unless otherwise indicated, the business address of each beneficial owner listed in the tables below is c/o Innoviz Technologies Ltd. 2 Amal Street, Afek Industrial Park, Rosh HaAin, Israel 4809202.

	Securities Beneficially Owned prior to this offering				Securities to be Sold in this offering		Securities Beneficially Owned after this offering
Names and Addresses	Ordinary Shares	Percentage	Existing Warrants	Percentage	Ordinary Shares	Existing Warrants	Ordinary Shares	Percentage	Existing Warrants	Percentage
Omer David Keilaf(1)	6,555,739	4.8%	20,000	*	6,555,739	20,000	—	—	—	—
Oren Rosenzweig(2)	3,238,514	2.4%	—	—	3,238,514	—	—	—	—	—
Perception Capital Partners, LLC(3)	3,140,247	2.3%	3,065,247	18.9%	3,140,247	3,065,247	—	—	—	—
Oren Buskila(4)	2,765,610	2.0%	—	—	2,765,610	—	—	—	—	—

*	less than 1%

(1)
Omer David Keilaf is the Chief Executive Officer and a co‑founder of the Company and is a member of the Company’s board of directors. For additional information on material relationships between Omer David Keilaf and the Company, please see “Major Shareholders and Related Party Transactions—Related Party Transactions” in our Annual Report, which is incorporated by reference herein. Ordinary shares beneficially owned prior to this offering consist of (a) 5,225,580 ordinary shares, (b) 20,000 ordinary shares issuable upon the exercise of existing warrants, and (c) 1,310,159 ordinary shares issuable upon vesting of RSUs or the exercise of options to purchase ordinary shares that have vested or that vest within 60 days of April 18, 2022.

(2)
Oren Rosenzweig is the former Chief Business Officer and a co‑founder of the Company and is a former member of the Company’s board of directors. For additional information on material relationships between Oren Rosenzweig and the Company, please see “Major Shareholders and Related Party Transactions—Related Party Transactions” in our Annual Report, which is incorporated by reference herein. Ordinary shares beneficially owned prior to this offering consist of (a) 2,039,778 ordinary shares and (b) 1,198,736 ordinary shares issuable upon vesting of RSUs or the exercise of options to purchase ordinary shares that have vested or that vest within 60 days of April 18, 2022.

(3)
Consists of (a) 75,000 ordinary shares, (b) 3,065,247 ordinary shares issuable upon the exercise of existing warrants and (c) 3,065,247 existing warrants. For information on material relationships between Perception Capital Partners, LLC and the Company, please see “Major Shareholders and Related Party Transactions—Related Party Transactions” in our Annual Report, which is incorporated by reference herein. The principal business address for Perception Capital Partners, LLC is 315 East Lake Street, Suite 301, Wayzata, MN 55391.

(4)
Oren Buskila is the Chief Research & Development officer and a co‑founder of the Company. For additional information on material relationships between Oren Buskila and the Company, please see “Major Shareholders and Related Party Transactions—Related Party Transactions” in our Annual Report, which is incorporated by reference herein. Ordinary shares beneficially owned prior to this offering consist of (a) 1,566,874 ordinary shares and (b) 1,198,736 ordinary shares issuable upon vesting of RSUs or the exercise of options to purchase ordinary shares that have vested or that vest within 60 days of April 18, 2022.

PLAN OF DISTRIBUTION

We are registering (a) the issuance by us of up to 16,231,141 ordinary shares issuable upon exercise of the existing warrants, and (b) the resale of up to 12,614,863 ordinary shares, 3,085,247 existing warrants held by the Selling Securityholders and 3,085,247 ordinary shares issuable upon the exercise of existing warrants by the Selling Securityholders.

We will not receive any proceeds from any sale by the Selling Securityholders of the ordinary shares or existing warrants being registered hereunder. We will also receive up to an aggregate of $186.7 million from the exercise of the existing warrants, assuming the exercise in full of all the existing warrants for cash. See “Use of Proceeds.” We will bear all costs, expenses and fees in connection with the registration of the securities offered by this prospectus, whereas the Selling Securityholders will bear all incremental selling expenses, including commissions, brokerage fees and other similar selling expenses.

The Selling Securityholders may offer and sell, from time to time, some or all of the securities covered by this prospectus. As used herein, “Selling Securityholders” includes donees, pledgees, transferees or other successors‑in‑interest selling securities received after the date of this prospectus from the Selling Securityholders as a gift, pledge, partnership distribution or other non‑sale related transfer. The Selling Securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. We have registered the securities covered by this prospectus for offer and sale so that those securities may be freely sold to the public by the Selling Securityholders. Registration of the securities covered by this prospectus does not mean, however, that those securities necessarily will be offered or resold by (or even issued to, in the case of ordinary shares issuable upon the exercise of such existing warrants) the Selling Securityholders.

Sales of the securities offered hereby may be effected by the Selling Securityholders from time to time in one or more types of transactions (which may include block transactions) on Nasdaq at prevailing market prices, in negotiated transactions, through put or call options transactions relating to the securities offered hereby, through short sales of the securities offered hereby, or a combination of such methods of sale. Such transactions may or may not involve brokers or dealers. In effecting sales, brokers or dealers engaged by the Selling Securityholder may arrange for other brokers or dealers to participate. Broker‑dealer transactions may include purchases of the securities by a broker‑dealer as principal and resales of the securities by the broker‑dealer for its account pursuant to this prospectus, ordinary brokerage transactions or transactions in which the broker‑dealer solicits purchasers. Such broker‑dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholders and/or the purchasers of the securities offered hereby for whom such broker‑dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker‑dealer might be in excess of customary commissions). Any broker‑dealers participating in the distribution of the securities covered by this prospectus may be deemed to be “underwriters” within the meaning of the Securities Act, and any commissions received by any of those broker‑dealers may be deemed to be underwriting commissions under the Securities Act. The Selling Securityholders have advised us that they have not entered into any agreements, understandings or arrangements with any broker‑dealers regarding the sale of the securities covered by this prospectus.

In addition, a Selling Securityholder that is an entity may elect to make a pro rata in‑kind distribution of securities to its members, partners or shareholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or shareholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution.

There can be no assurance that the Selling Securityholders will sell all or any of the securities offered by this prospectus. In addition, the Selling Securityholders may also sell securities under Rule 144 under the Securities Act, if available, or in other transactions exempt from registration, rather than under this prospectus. The Selling Securityholders have the sole and absolute discretion not to accept any purchase offer or make any sale of securities if we or they deem the purchase price to be unsatisfactory at any particular time.

The Selling Securityholders also may transfer the securities in other circumstances, in which case the transferees, pledgees or other successors‑in‑interest will be the selling beneficial owners for purposes of this prospectus. Upon being notified by a Selling Securityholder that a donee, pledgee, transferee, other successor‑in‑interest intends to sell our securities, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a Selling Securityholder.

Upon notification by any Selling Securityholder that any material arrangement has been entered into with a broker-dealer for the sale of securities offered hereby through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing:

•	the name of the participating broker‑dealer(s);

•	the specific securities involved;

•	the initial price at which such securities are to be sold;

•	the commissions paid or discounts or concessions allowed to such broker‑dealer(s), where applicable; and

•	other facts material to the transaction.

The Selling Securityholders may enter into hedging transactions with broker‑dealers or other financial institutions. In connection with such transactions, broker‑dealers or other financial institutions may engage in short sales of the securities offered hereby or of securities convertible into or exchangeable for such securities in the course of hedging positions they assume with the Selling Securityholders. The Selling Securityholders may also enter into options or other transactions with broker‑dealers or other financial institutions which require the delivery to such broker‑dealers or other financial institutions of the securities offered by this prospectus, which securities such broker‑dealer or other financial institution may resell pursuant to this prospectus (as amended or supplemented to reflect such transaction).

To the extent required, we will use our best efforts to file one or more supplements to this prospectus to describe any material information with respect to the plan of distribution not previously disclosed in this prospectus or any material change to such information.

In compliance with the guidelines of the Financial Industry Regulatory Authority (“FINRA”), the aggregate maximum discount, commission, fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker‑dealer will not exceed 8% of the gross proceeds of any offering pursuant to this prospectus and any applicable prospectus supplement.

In offering the securities covered by this prospectus, the Selling Securityholders and any underwriters, broker-dealers or agents who execute sales for the Selling Securityholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any discounts, commissions, concessions or profit they earn on any resale of those securities may be underwriting discounts and commissions under the Securities Act.

The underwriters, broker-dealers and agents may engage in transactions with us, or perform services for us, in the ordinary course of business. In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We have agreed to indemnify the Selling Securityholders against certain liabilities, including liabilities under the Securities Act. The Selling Securityholders have agreed to indemnify us in certain circumstances against certain liabilities, including certain liabilities under the Securities Act. The Selling Securityholders may indemnify any broker or underwriter that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.

TAXATION

Taxation and government programs

The following description is not intended to constitute a complete analysis of all tax consequences relating to the acquisition, ownership and disposition of our ordinary shares and warrants. You should consult your own tax advisor concerning the tax consequences of your particular situation, as well as any tax consequences that may arise under the laws of any state, local, foreign or other taxing jurisdiction.

Israeli tax considerations and government programs

The following is a brief summary of the material Israeli tax laws applicable to us, and certain Israeli Government programs that benefit us. This section also contains a discussion of material Israeli tax consequences concerning the ownership and disposition of our ordinary shares. This summary does not discuss all the aspects of Israeli tax law that may be relevant to a particular investor in light of his or her personal investment circumstances or to some types of investors subject to special treatment under Israeli law. Examples of such investors include residents of Israel or traders in securities who are subject to special tax regimes not covered in this discussion. To the extent that the discussion is based on new tax legislation that has not yet been subject to judicial or administrative interpretation, we cannot assure you that the appropriate tax authorities or the courts will accept the views expressed in this discussion. The discussion below is subject to change, including due to amendments under Israeli law or changes to the applicable judicial or administrative interpretations of Israeli law, which change could affect the tax consequences described below.

General corporate tax structure in Israel

Israeli companies are generally subject to corporate tax. In December 2016, the Israeli Parliament approved the Economic Efficiency Law (Legislative Amendments for Applying the Economic Policy for the 2017 and 2018 Budget Years) which reduces the corporate income tax rate from 25% to 24% effective from January 1, 2017, and to 23% effective from January 1, 2018. However, the effective tax rate payable by a company that derives income from a Preferred Enterprise, a Special Preferred Enterprise, a Preferred Technology Enterprise or a Special Preferred Technology Enterprise (as discussed below) may be considerably less. Capital gains derived by an Israeli company are generally subject to the corporate tax rate.

Law for the Encouragement of Industry (Taxes), 5729‑1969

The Law for the Encouragement of Industry (Taxes), 5729‑1969, generally referred to as the Industry Encouragement Law, provides several tax benefits for “Industrial Companies.” We believe that we currently qualify as an Industrial Company within the meaning of the Industry Encouragement Law.

The Industry Encouragement Law defines an “Industrial Company” as an Israeli resident‑company, of which 90% or more of its income in any tax year, other than income from certain government loans, is derived from an “Industrial Enterprise” owned by it and located in Israel or in the “Area”, in accordance with the definition under section 3A of the Israeli Income Tax Ordinance (New Version) 1961, or the Ordinance. An “Industrial Enterprise” is defined as an enterprise whose principal activity in a given tax year is industrial production.

Following are the main tax benefits available to Industrial Companies:

•
Amortization of the cost of purchased patent, rights to use a patent, and know‑how, which are used for the development or advancement of the Industrial Enterprise, over an eight‑year period, commencing on the year in which such rights were first exercised;

•	Under limited conditions, an election to file consolidated tax returns with controlled Israeli Industrial Companies;

Expenses related to a public offering are deductible in equal amounts over three years commencing on the year of the offering.

Eligibility for benefits under the Industry Encouragement Law is not contingent upon approval of any governmental authority.

Tax benefits and grants for research and development

Israeli tax law allows, under certain conditions, a tax deduction for expenditures, including capital expenditures, for the year in which they are incurred. Expenditures are deemed related to scientific research and development projects, if:

•	The expenditures are approved by the relevant Israeli government ministry, determined by the field of research;

•	The research and development must be for the promotion of the company; and

•	The research and development is carried out by or on behalf of the company seeking such tax deduction.

The amount of such deductible expenses is reduced by the sum of any funds received through government grants for the finance of such scientific research and development projects. No deduction under these research and development deduction rules is allowed if such deduction is related to an expense invested in an asset depreciable under the general depreciation rules of the Ordinance. Expenditures that are unqualified under the conditions above are deductible in equal amounts over three years.

From time to time we may apply to the Israel Innovation Authority for approval to allow a tax deduction for all or most of research and development expenses during the year incurred. There can be no assurance that such application will be accepted. If we will not be able to deduct research and development expenses during the year of the payment, we will be able to deduct research and development expenses during a period of three years commencing in the year of the payment of such expenses.

Law for the Encouragement of Capital Investments 5719‑1959

The Law for the Encouragement of Capital Investments, 5719‑1959, generally referred to as the Investment Law, provides certain incentives for capital investments in production facilities (or other eligible assets).

The Investment Law was significantly amended effective as of April 1, 2005 (the “2005 Amendment”), as of January 1, 2011 (the “2011 Amendment”) and as of January 1, 2017 (the “2017 Amendment”). Pursuant to the 2005 Amendment, tax benefits granted in accordance with the provisions of the Investment Law prior to its revision by the 2005 Amendment remain in force but any benefits granted subsequently are subject to the provisions of the amended Investment Law. Similarly, the 2011 Amendment introduced new benefits to replace those granted in accordance with the provisions of the Investment Law in effect prior to the 2011 Amendment. However, companies entitled to benefits under the Investment Law as in effect prior to January 1, 2011 were entitled to choose to continue to enjoy such benefits, provided that certain conditions are met, or elect instead, irrevocably, to forego such benefits and have the benefits of the 2011 Amendment apply. The 2017 Amendment introduces new benefits for Technological Enterprises, alongside the existing tax benefits.

Tax benefits under the 2011 amendment

The 2011 Amendment canceled the availability of the benefits granted to Industrial Companies under the Investment Law prior to 2011 and, instead, introduced new benefits for income generated by a “Preferred Company” through its “Preferred Enterprise” (as such terms are defined in the Investment Law) as of January 1, 2011. The definition of a Preferred Company includes a company incorporated in Israel that is not fully owned by a governmental entity, and that has, among other things, Preferred Enterprise status and is controlled and managed from Israel. Pursuant to the 2011 Amendment, a Preferred Company is entitled to a reduced corporate tax rate of 15% with respect to its income derived by its Preferred Enterprise in 2011 and 2012, unless the Preferred Enterprise is located in a specified development zone, in which case the rate will be 10%. Under the 2011 Amendment, such corporate tax rate was reduced from 15% and 10%, respectively, to 12.5% and 7%, respectively, in 2013, 16% and 9% respectively, in 2014, 2015 and 2016, and 16% and 7.5%, respectively, in 2017 and thereafter. Income derived by a Preferred Company from a “Special Preferred Enterprise” (as such term is defined in the Investment Law) would be entitled, during a benefits period of 10 years, to further reduced tax rates of 8%, or 5% if the Special Preferred Enterprise is located in a certain development zone.

Dividends distributed from income which is attributed to a “Preferred Enterprise” will be subject to withholding tax at source at the following rates: (i) Israeli resident corporations‑0%, (although, if such dividends are subsequently distributed to individuals or a non‑Israeli company the below rates detailed in sub sections (ii) and (iii) shall apply) (ii) Israeli resident individuals‑20% (iii) non‑Israeli residents (individuals and corporations)‑ 25% or 30%, and subject to the receipt in advance of a valid certificate from the Israel Tax Authority (“ITA”) allowing for a reduced tax rate—20% or a reduced tax rate under the provisions of any applicable double tax treaty.

We currently do not intend to implement the 2011 Amendment.

New tax benefits under the 2017 amendment that became effective on January 1, 2017

The 2017 Amendment provides that a technology company satisfying certain conditions will qualify as a “Preferred Technology Enterprise” and will thereby enjoy a reduced corporate tax rate of 12% on income that qualifies as “Preferred Technology Income”, as defined in the Investment Law. The tax rate is further reduced to 7.5% for a Preferred Technology Enterprise located in development zone “A”. In addition, a Preferred Technology Company will enjoy a reduced corporate tax rate of 12% on capital gain derived from the sale of certain “Benefitted Intangible Assets” (as defined in the Investment Law) to a related foreign company if the Benefitted Intangible Assets were acquired from a foreign company on or after January 1, 2017 for at least NIS 200 million, and the sale receives prior approval from the Israel Innovation Authority. The 2017 Amendment further provides that a technology company satisfying certain conditions (group consolidated revenues of at least NIS 10 billion) will qualify as a “Special Preferred Technology Enterprise” and will thereby enjoy a reduced corporate tax rate of 6% on “Preferred Technology Income” regardless of the company’s geographic location within Israel. In addition, a Special Preferred Technology Enterprise will enjoy a reduced corporate tax rate of 6% on capital gain derived from the sale of certain “Benefitted Intangible Assets” to a related foreign company if the Benefitted Intangible Assets were either developed by the Special Preferred Enterprise or acquired from a foreign company on or after January 1, 2017, and the sale received prior approval from the Israel Innovation Authority. A Special Preferred Technology Enterprise that acquires Benefitted Intangible Assets from a foreign company for more than NIS 500 million will be eligible for these benefits for at least ten years, subject to certain approvals as specified in the Investment Law.

Dividends distributed to Israeli shareholders by a Preferred Technology Enterprise or a Special Preferred Technology Enterprise, paid out of Preferred Technology Income, are generally subject to withholding tax at source at the rate of 20% (in the case of non‑Israeli shareholders—subject to the receipt in advance of a valid certificate from the ITA allowing for a reduced tax rate, 20% or such lower rate as may be provided in an applicable tax treaty). However, if such dividends are paid to an Israeli company, no tax is required to be withheld (although, if such dividends are subsequently distributed to individuals or a non‑Israeli company, withholding tax at a rate of 20% or such lower rate as may be provided in an applicable tax treaty, will apply). If such dividends are distributed to a foreign company that holds solely or together with other foreign companies 90% or more in the Israeli company and other conditions are met, the withholding tax rate will be 4%.

We believe that we may be eligible to the tax benefits under the 2017 Amendment.

Taxation of our shareholders

Capital gains taxes applicable to non‑Israeli resident shareholders

A non‑Israeli resident who derives capital gains from the sale of shares in an Israeli resident company that were purchased after the company was listed for trading on a stock exchange outside of Israel, should be exempt from Israeli tax unless, among others, the shares were held through a permanent establishment that the non‑resident maintains in Israel. If not exempt, a non‑Israeli resident shareholder would generally be subject to tax on capital gain at the ordinary corporate tax rate (23% in 2021), if generated by a company, or at the rate of 25%, if generated by an individual, or 30%, if generated by an individual who is a “substantial shareholder” (as defined under the Tax Ordinance), at the time of sale or at any time during the preceding 12‑month period (or if the shareholder claims a deduction for interest and linkage differences expenses in connection with the purchase and holding of such shares). A “substantial shareholder” is generally a person who alone or together with such person’s relative or another person who collaborates with such person on a permanent basis, holds, directly or indirectly, at least 10% of any of the “means of control” of the corporation. “Means of control” generally include, among others, the right to vote, receive profits, nominate a director or an executive officer, receive assets upon liquidation, or order someone who holds any of the aforesaid rights how to act, regardless of the source of such right. Individual and corporate shareholders dealing in securities in Israel are taxed at the tax rates applicable to business income (a corporate tax rate for a corporation (23% in 2022) and a marginal tax rate of up to 47% for an individual in 2022 (excluding excess tax as discussed below)) unless contrary provisions in a relevant tax treaty apply. Non‑Israeli corporations will not be entitled to the foregoing exemption if Israeli residents: (i) have a controlling interest more than 25% in such non‑Israeli corporation or (ii) are the beneficiaries of, or are entitled to, 25% or more of the revenues or profits of such non‑Israeli corporation, whether directly or indirectly. In addition, such exemption is not applicable to a person whose gains from selling or otherwise disposing of the shares are deemed to be business income.

Additionally, a sale of securities by a non‑Israeli resident may be exempt from Israeli capital gains tax under the provisions of an applicable tax treaty. For example, under the Convention Between the Government of the United States of America and the Government of the State of Israel with respect to Taxes on Income, as amended (the “United States Israel Tax Treaty”), the sale, exchange or other disposition of shares by a shareholder who is a United States resident (for purposes of the treaty) holding the shares as a capital asset and is entitled to claim the benefits afforded to such a resident by the U.S. Israel Tax Treaty (a “Treaty U.S. Resident”) is generally exempt from Israeli capital gains tax unless: (i) the capital gain arising from such sale, exchange or disposition is attributed to real estate located in Israel; (ii) the capital gain arising from such sale, exchange or disposition is attributed to royalties; (iii) the capital gain arising from the such sale, exchange or disposition is attributed to a permanent establishment in Israel, under certain terms; (iv) such Treaty U.S. Resident holds, directly or indirectly, shares representing 10% or more of the voting capital during any part of the 12 month period preceding the disposition, subject to certain conditions; or (v) such Treaty U.S. Resident is an individual and was present in Israel for 183 days or more during the relevant taxable year. In each case, the sale, exchange or disposition of our ordinary shares would be subject to Israeli tax, to the extent applicable; however, under the United States‑Israel Tax Treaty, the taxpayer may be permitted to claim a credit for such taxes against the U.S. federal income tax imposed with respect to such sale, exchange or disposition, subject to the limitations under U.S. law applicable to foreign tax credits. The United States‑Israel Tax Treaty does not provide such credit against any U.S. state or local taxes.

In some instances where our shareholders may be liable for Israeli tax on the sale of their ordinary shares, the payment of the consideration may be subject to the withholding of Israeli tax at source. Shareholders may be required to demonstrate that they are exempt from tax on their capital gains in order to avoid withholding at source at the time of sale (i.e., resident certificate or other documentation). Specifically, in transactions involving a sale of all of the shares of an Israeli resident company, in the form of a merger or otherwise, the ITA may require from shareholders who are not liable for Israeli tax to sign declarations in forms specified by this authority or obtain a specific exemption from the ITA to confirm their status as non‑Israeli tax residents, and, in the absence of such declarations or exemptions, may require the purchaser of the shares to withhold taxes at source.

Taxation of non‑Israeli shareholders on receipt of dividends

Non‑Israeli residents (either individuals or corporations) are generally subject to Israeli income tax on the receipt of dividends paid on our ordinary shares at the rate of 25%, which tax will be withheld at source, unless relief is provided in a treaty between Israel and the shareholder’s country of residence (subject to the receipt in advance of a valid certificate from the ITA allowing for a reduced tax rate). With respect to a person who is a “substantial shareholder” at the time of receiving the dividend or on any time during the preceding twelve months, the applicable tax rate is 30%. Such dividends are generally subject to Israeli withholding tax at a rate of 25% so long as the shares are registered with a nominee company (whether the recipient is a substantial shareholder or not) and, subject to the receipt in advance of a valid certificate from the ITA allowing for a reduced tax rate, 15% if the dividend is distributed from income attributed to an Approved Enterprise or a Beneficiary Enterprise and 20% if the dividend is distributed from income attributed to a Preferred Enterprise or Preferred Technology Enterprise or such lower rate as may be provided in an applicable tax treaty. For example, under the United States Israel Tax Treaty, the maximum rate of tax withheld at source in Israel on dividends paid to a holder of our ordinary shares who is a Treaty U.S. Resident is 25%. However, generally, the maximum rate of withholding tax on dividends, not generated by a Preferred Enterprise or Beneficiary Enterprise, that are paid to a United States corporation holding 10% or more of the outstanding voting capital throughout the tax year in which the dividend is distributed as well as during the previous tax year, is 12.5%, provided that not more than 25% of the gross income for such preceding year consists of certain types of dividends and interest. The aforementioned rates under the United States‑ Israel Tax Treaty would not apply if the dividend income is derived through a permanent establishment of the U.S. resident in Israel. If the dividend is attributable partly to income derived from an Approved Enterprise, Benefited Enterprise or Preferred Enterprise, and partly to other sources of income, the withholding rate will be a blended rate reflecting the relative portions of the two types of income. We cannot assure you that we will designate the profits that we may distribute in a way that will reduce shareholders’ tax liability.

A non‑Israeli resident who receives dividends from which tax was withheld is generally exempt from the obligation to file tax returns in Israel with respect to such income, provided that (i) such income was not generated from business conducted in Israel by the taxpayer, (ii) the taxpayer has no other taxable sources of income in Israel with respect to which a tax return is required to be filed, and (iii) the taxpayer is not obligated to pay excess tax (as further explained below).

Surtax

Subject to the provisions of an applicable tax treaty, individuals who are subject to tax in Israel (whether any such individual is an Israeli resident or non‑Israeli resident) are also subject to an additional tax at a rate of 3% on annual income (including, but not limited to, dividends, interest and capital gain) exceeding NIS 647,640 for 2021, which amount is linked to the annual change in the Israeli consumer price index.

Estate and Gift Tax

Israeli law presently does not impose estate or gift taxes.

United States federal income taxation

The following is a description of the material U.S. federal income tax consequences of the acquisition, ownership and disposition of our ordinary shares and warrants offered pursuant to this prospectus. This description addresses only the U.S. federal income tax consequences to U.S. Holders (as defined below) that hold our ordinary shares or warrants as capital assets within the meaning of Section 1221 of the Code, and that have the U.S. dollar as their functional currency.

This discussion is based upon the Code, applicable U.S. Treasury regulations, administrative pronouncements and judicial decisions, in each case as in effect on the date hereof, all of which are subject to change (possibly with retroactive effect). No ruling has been or will be requested from the Internal Revenue Service (the “IRS”) regarding the tax consequences of the acquisition, ownership or disposition of the ordinary shares and warrants, and there can be no assurance that the IRS will agree with the discussion set out below. This summary does not address any U.S. tax consequences other than U.S. federal income tax consequences (e.g., the estate and gift tax or the Medicare tax on net investment income) and does not address any state, local or non‑U.S. tax consequences.

This description does not address tax considerations applicable to holders that may be subject to special tax rules, including, without limitation:

•	banks, financial institutions or insurance companies;

•	real estate investment trusts or regulated investment companies;

•	dealers or brokers;

•	traders that elect to mark to market;

•	tax exempt entities or organizations;

•	“individual retirement accounts” and other tax deferred accounts;

•	certain former citizens or long term residents of the United States;

•	persons that are resident or ordinarily resident in or have a permanent establishment in a jurisdiction outside the United States;

•	persons that acquired our ordinary shares pursuant to the exercise of any employee share option or otherwise as compensation for the performance of services;

•	persons holding our ordinary shares or warrants as part of a “hedging,” “integrated” or “conversion” transaction or as a position in a “straddle” for U.S. federal income tax purposes;

•	partnerships or other pass through entities and persons holding ordinary shares or warrants through partnerships or other pass through entities; or

•	holders that own directly, indirectly or through attribution 10% or more of the total voting power or value of all of our outstanding shares.

For purposes of this description, a “U.S. Holder” is a beneficial owner of our ordinary shares or warrants that, for U.S. federal income tax purposes, is:

•	an individual who is a citizen or resident of the United States;

•
a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof, including the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•
a trust if such trust has validly elected to be treated as a United States person for U.S. federal income tax purposes or if (1) a court within the United States is able to exercise primary supervision over its administration and (2) one or more United States persons have the authority to control all of the substantial decisions of such trust.

If a partnership (or any other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our ordinary shares or warrants, the tax treatment of a partner in such partnership will generally depend on the status of the partner and the activities of the partnership. Such a partner or partnership should consult its tax advisor as to the particular U.S. federal income tax consequences of acquiring, owning and disposing of our ordinary shares or warrants in its particular circumstance.

You should consult your tax advisor with respect to the U.S. federal, state, local and foreign tax consequences of acquiring, owning and disposing of our ordinary shares and warrants.

Distributions on ordinary shares

Subject to the discussion under “—Passive Foreign Investment Company considerations” below, the gross amount of any distribution made to you with respect to our ordinary shares, before reduction for any Israeli taxes withheld therefrom, generally will be includible in your income as dividend income on the date on which the dividends are actually or constructively received, to the extent such distribution is paid out of our current or accumulated earnings and profits as determined under U.S. federal income tax principles. To the extent that the amount of any distribution by us exceeds our current and accumulated earnings and profits as determined under U.S. federal income tax principles, it will be treated first as a tax free return of your adjusted tax basis in our ordinary shares and thereafter as capital gain. However, we do not expect to maintain calculations of our earnings and profits under U.S. federal income tax principles and, therefore, you should expect that the entire amount of any distribution generally will be reported as dividend income to you. If you are a non‑corporate U.S. Holder you may qualify for the lower rates of taxation with respect to dividends on ordinary shares applicable to long term capital gains (i.e., gains from the sale of capital assets held for more than one year), provided that we are not a PFIC (as discussed below under “—Passive Foreign Investment Company considerations”) with respect to you in our taxable year in which the dividend was paid or in the prior taxable year and certain other conditions are met, including certain holding period requirements and the absence of certain risk reduction transactions. However, such dividends will not be eligible for the dividends received deduction generally allowed to corporate U.S. Holders.

Dividends paid to you with respect to our ordinary shares generally will be treated as foreign source income, which may be relevant in calculating your foreign tax credit limitation. Subject to certain conditions and limitations, Israeli tax withheld on dividends may be credited against your U.S. federal income tax liability or, at your election, be deducted from your U.S. federal taxable income. Dividends that we distribute generally should constitute “passive category income” for purposes of the foreign tax credit. A foreign tax credit for foreign taxes imposed on distributions may be denied if you do not satisfy certain minimum holding period requirements. The rules relating to the determination of the foreign tax credit are complex, and you should consult your tax advisor to determine whether and to what extent you will be entitled to this credit.

Sale, exchange or other disposition of ordinary shares and warrants

Subject to the discussion under “Passive Foreign Investment Company considerations” below, you generally will recognize gain or loss on the sale, exchange or other disposition of our ordinary shares or warrants equal to the difference between the amount realized on such sale, exchange or other disposition and your adjusted tax basis in our ordinary shares or warrants, and such gain or loss will be capital gain or loss. If you are a non‑corporate U.S. Holder, capital gain from the sale, exchange or other disposition of ordinary shares or warrants is currently generally eligible for a preferential rate of taxation applicable to capital gains, if your holding period for such ordinary shares or warrants exceeds one year (i.e., such gain is long term capital gain). The deductibility of capital losses for U.S. federal income tax purposes is subject to limitations under the Code. Any such gain or loss that a U.S. Holder recognizes generally will be treated as U.S. source income or loss for foreign tax credit limitation purposes.

Exercise or lapse of a warrant

Except as discussed below with respect to the cashless exercise of a warrant, a U.S. Holder generally will not recognize gain or loss upon the acquisition of an ordinary share on the exercise of a warrant for cash. A U.S. Holder’s tax basis in the ordinary shares received upon exercise of warrants generally should be an amount equal to the sum of the U.S. Holder’s tax basis in the warrants exchanged therefor and the exercise price. The U.S. Holder’s holding period for ordinary shares received upon exercise of warrants will begin on the date following the date of exercise (or possibly the date of exercise) of the warrants and will not include the period during which the U.S. Holder held the warrants. If a warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such holder’s tax basis in the warrant.

The tax consequences of a cashless exercise of a warrant are not clear under current U.S. federal income tax law. A cashless exercise may be tax‑deferred, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either tax‑deferred situation, a U.S. Holder’s basis in the ordinary shares received would equal the U.S. Holder’s basis in the warrants exercised therefore. If the cashless exercise is not treated as a realization event, a U.S. Holder’s holding period in the ordinary shares would be treated as commencing on the date following the date of exercise (or possibly the date of exercise) of the warrants. If the cashless exercise were treated as a recapitalization, the holding period of the ordinary shares would include the holding period of the warrants exercised therefore.

It is also possible that a cashless exercise of a warrant could be treated in part as a taxable exchange in which gain or loss would be recognized in the manner set forth above under “—Sale, exchange or other disposition of ordinary shares and warrants” In such event, a U.S. Holder could be deemed to have surrendered warrants equal to the number of ordinary shares having an aggregate fair market value equal to the exercise price for the total number of warrants to be exercised. The U.S. Holder would recognize capital gain or loss in an amount generally equal to the difference between the fair market value of the warrants deemed surrendered and the U.S. Holder’s tax basis in such warrants deemed surrendered. In this case, a U.S. Holder’s tax basis in the ordinary shares received would equal the sum of the U.S. Holder’s tax basis in the warrants deemed exercised and the exercise price of such warrants. A U.S. Holder’s holding period for the ordinary shares received in such case generally would commence on the date following the date of exercise (or possibly the date of exercise) of the warrants.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise of warrants, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of a cashless exercise of warrants.

Possible Constructive Distributions

The terms of each warrant provide for an adjustment to the number of ordinary shares for which the warrants may be exercised or to the exercise price of the warrants in certain events. An adjustment which has the effect of preventing dilution generally is not taxable. A U.S. Holder of a warrant would, however, be treated as receiving a constructive distribution from us if, for example, the adjustment increases the holder’s proportionate interest in our assets or earnings and profits (for instance, through an increase in the number of ordinary shares that would be obtained upon exercise of such warrant) as a result of a distribution of cash or other property such as other securities to the holders of the ordinary shares which is taxable to such holders under “—Distributions on ordinary shares” above. Such constructive distribution would be subject to tax as described under that section in the same manner as if the U.S. Holder of such warrant received a cash distribution from us equal to the fair market value of such increased interest.

Passive Foreign Investment Company considerations

In general, a non‑U.S. corporation will be classified as a “passive foreign investment company” or “PFIC” for any taxable year if at least (i) 75% of its gross income is classified as “passive income” or (ii) 50% of its gross assets (generally determined on the basis of a quarterly average) produce or are held for the production of passive income. Passive income for this purpose generally includes dividends, interest, royalties, rents, gains from commodities and securities transactions and the excess of gains over losses from the disposition of assets which produce passive income. For these purposes, cash and other assets readily convertible into cash are considered passive assets, and goodwill and other unbooked intangibles are generally taken into account. In making this determination, the non‑U.S. corporation is treated as earning its proportionate share of any income and owning its proportionate share of any assets of any corporation in which it directly or indirectly holds 25% or more (by value) of the stock.

We believe we were not a PFIC for our taxable year ending December 31, 2021. However, whether we were a PFIC for any given taxable year is based on a complex and factual determination and there is no assurance that the IRS will agree with our determination. Based on the current and anticipated composition of our income, assets and operations, and those of our subsidiaries, we cannot be sure as to whether we will be a PFIC for U.S. federal income tax purposes for our taxable year ending December 31, 2022 or in future taxable years. However, because PFIC status is based on our income, assets and activities for the entire taxable year, it is not possible to determine whether we will be characterized as a PFIC for our current taxable year or future taxable years until after the close of the applicable taxable year. Moreover, we must determine our PFIC status annually based on tests that are factual in nature, and our status in the current year and future years will depend on our income, assets and activities in each of those years and, as a result, cannot be predicted with certainty as of the date hereof.

If we are determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder of our ordinary shares or warrants and, in the case of our ordinary shares, the U.S. Holder did not make either a timely qualified electing fund (“QEF”) election or a mark‑to‑market election for our first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) ordinary shares, as described below, such holder generally will be subject to special rules with respect to:

•	any gain recognized by the U.S. Holder on the sale or other disposition of its ordinary shares or warrants; and

•
any “excess distribution” made to the U.S. Holder (generally, any distributions to such U.S. Holder during a taxable year of the U.S. Holder that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of the ordinary shares during the three preceding taxable years of such U.S. Holder or, if shorter, such U.S. Holder’s holding period for the ordinary shares).

Under these rules,

•	the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for the ordinary shares and warrants;

•
the amount allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the excess distribution, or to the period in the U.S. Holder’s holding period before the first day of our first taxable year in which we are a PFIC, will be taxed as ordinary income;

•
the amount allocated to other taxable years (or portions thereof) of the U.S. Holder and included in its holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

•	the interest charge generally applicable to underpayments of tax will be imposed in respect of the tax attributable to each such other taxable year of the U.S. Holder.

In general, if we are determined to be a PFIC, a U.S. Holder may avoid the PFIC tax consequences described above with respect to our ordinary shares (but not our warrants) by making a timely QEF election (if eligible to do so) to include in income its pro rata share of our net capital gains (as long‑term capital gain) and other earnings and profits (as ordinary income), on a current basis, in each case whether or not distributed, in the taxable year of the U.S. Holder in which or with which our taxable year ends.

A U.S. Holder generally may make a separate election to defer the payment of taxes on undistributed income inclusions under the QEF rules, but if deferred, any such taxes will be subject to an interest charge. A U.S. Holder may not make a QEF election with respect to its warrants. As a result, if a U.S. Holder sells or otherwise disposes of such warrants (other than upon exercise of such warrants), under currently proposed Treasury regulations, any gain recognized generally may be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above, if we were a PFIC at any time during the period the U.S. Holder held the warrants. If a U.S. Holder that exercises such warrants properly makes a QEF election with respect to the newly acquired ordinary shares (or has previously made a QEF election with respect to our ordinary shares), the QEF election will apply to the newly acquired ordinary shares, but the adverse tax consequences relating to PFIC shares, adjusted to take into account the current income inclusions resulting from the QEF election, will continue to apply with respect to such newly acquired ordinary shares (which generally will be deemed to have a holding period for purposes of the PFIC rules that includes the period the U.S. Holder held the warrants), unless the U.S. Holder makes a purging election. One type of purging election creates a deemed sale of such shares at their fair market value. Any gain recognized in this deemed sale will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above. As a result of this election, the U.S. Holder will have additional basis and, solely for purposes of the PFIC rules, a new holding period in the ordinary shares acquired upon the exercise of the warrants. U.S. Holders are urged to consult their tax advisors as to the application of the rules governing purging elections to their particular circumstances (including a potential separate “deemed dividend” purging election that may be available if we are a “controlled foreign corporation” for U.S. federal income tax purposes).

The QEF election is made on a shareholder‑by‑shareholder basis and, once made, can be revoked only with the consent of the IRS. A U.S. Holder generally makes a QEF election by attaching a completed IRS Form 8621 (Information Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund), including the information provided in a PFIC Annual Information Statement, to a timely filed U.S. federal income tax return for the tax year to which the election relates. Retroactive QEF elections generally may be made only by filing a protective statement with such return and if certain other conditions are met or with the consent of the IRS. U.S. Holders should consult their tax advisors regarding the availability and tax consequences of a retroactive QEF election under their particular circumstances.

In order to comply with the requirements of a QEF election, a U.S. Holder must receive a PFIC Annual Information Statement from us. There can be no assurance, however, that we will timely provide such information for the current taxable year or subsequent taxable years. The failure to provide such information on an annual basis could prevent a U.S. Holder from making a QEF election or result in the invalidation or termination of a U.S. Holder’s prior QEF election.

If a U.S. Holder has made a QEF election with respect to our ordinary shares, and the special tax and interest charge rules do not apply to such shares (because of a timely QEF election for our first taxable year as a PFIC in which the U.S. Holder holds (or is deemed to hold) such shares or a purge of the PFIC taint pursuant to a purging election, as described above), any gain recognized on the sale of our ordinary shares generally will be taxable as capital gain and no interest charge will be imposed under the PFIC rules. As discussed above, U.S. Holders of a QEF are currently taxed on their pro rata shares of its earnings and profits, whether or not distributed. In such case, a subsequent distribution of such earnings and profits that were previously included in income generally should not be taxable as a dividend to such U.S. Holders. The tax basis of a U.S. Holder’s shares in a QEF will be increased by amounts that are included in income, and decreased by amounts distributed but not taxed as dividends, under the above rules.

Although a determination as to our PFIC status will be made annually, an initial determination that our company is a PFIC will generally apply for subsequent years to a U.S. Holder who held ordinary shares or warrants while we were a PFIC, whether or not we meet the test for PFIC status in those subsequent years. A U.S. Holder who makes the QEF election discussed above for our first taxable year as a PFIC in which the U.S. Holder holds (or is deemed to hold) ordinary shares, however, will not be subject to the PFIC tax and interest charge rules discussed above in respect to such shares. In addition, such U.S. Holder will not be subject to the QEF inclusion regime with respect to such ordinary shares for any taxable year of us that ends within or with a taxable year of the U.S. Holder and in which we are not a PFIC. On the other hand, if the QEF election is not effective for each of our taxable years in which we are a PFIC and the U.S. Holder holds (or is deemed to hold) ordinary shares, the PFIC rules discussed above will continue to apply to such ordinary shares unless the U.S. Holder makes a purging election, as described above, and pays the tax and interest charge with respect to the gain inherent in such shares attributable to the pre‑QEF election period. Alternatively, if a U.S. Holder, at the close of its taxable year, owns shares in a PFIC that are treated as marketable stock, the U.S. Holder may make a mark‑to‑market election with respect to such shares for such taxable year. If the U.S. Holder makes a valid mark‑to‑market election for the first taxable year of the U.S. Holder in which the U.S. Holder holds (or is deemed to hold) ordinary shares and for which we are determined to be a PFIC, such U.S. Holder generally will not be subject to the PFIC rules described above in respect to its ordinary shares. Instead, in general, the U.S. Holder will include as ordinary income each year the excess, if any, of the fair market value of its ordinary shares at the end of its taxable year over the adjusted basis in its ordinary shares. Such a U.S. Holder also will be allowed to take an ordinary loss in respect of the excess, if any, of the adjusted basis of its ordinary shares over the fair market value of its ordinary shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the mark‑to‑market election). Such U.S. Holder’s basis in its ordinary shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of the ordinary shares will be treated as ordinary income. Currently, a mark‑to‑market election may not be made with respect to our warrants.

The mark‑to‑market election is available only for stock that is regularly traded on a national securities exchange that is registered with the SEC, including Nasdaq, or on a foreign exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. U.S. Holders should consult their tax advisors regarding the availability and tax consequences of a mark‑to‑market election in respect to our ordinary shares under their particular circumstances.

Certain of the PFIC rules may impact U.S. Holders with respect equity interests in subsidiaries and other entities which we may hold, directly or indirectly, that are PFICs (collectively, “Lower‑Tier PFICs”). There can be no assurance, however, that we do not own, or will not in the future acquire, an interest in a subsidiary or other entity that is or would be treated as a Lower‑Tier PFIC. If we own any interests in a Lower‑Tier PFIC, a U.S. Holder generally must make a separate QEF election for each Lower‑Tier PFIC, subject to our providing the relevant tax information for each Lower‑ Tier PFIC on an annual basis. U.S. Holders should consult their tax advisors regarding the application of the PFIC rules to any of our subsidiaries. A U.S. Holder of a PFIC may be required to file an IRS Form 8621 on an annual basis in certain circumstances which include, but are not limited to, if a U.S. Holder recognizes gain on a disposition of such ordinary shares or receives distributions with respect to such ordinary shares. U.S. Holders should consult their tax advisors regarding any reporting requirements that may apply to them if we are a PFIC.

The rules dealing with PFICs and with the QEF and mark‑to‑market elections are very complex, are unclear in certain respects, and are affected by various factors in addition to those described above. Accordingly, U.S. Holders of ordinary shares or warrants should consult their tax advisors concerning the application of the PFIC rules to our ordinary shares or warrants under their particular circumstances.

Backup withholding tax and certain information reporting requirements

Distribution payments on, and proceeds paid from the sale or other taxable disposition of, the ordinary shares and warrants may be subject to information reporting to the IRS. In addition, a U.S. Holder may be subject to backup withholding on payments received in connection with distribution payments and proceeds from the sale or other taxable disposition of ordinary shares or warrants made within the United States or through certain U.S. related financial intermediaries.

Backup withholding will not apply, however, to a U.S. Holder that furnishes a correct taxpayer identification number, provides other required certification and otherwise complies with the applicable requirements of the backup withholding rules or that is otherwise exempt from backup withholding (and, when required, demonstrates such exemption). Backup withholding is not an additional tax. Rather, any amount withheld under the backup withholding rules will be creditable or refundable against the U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Foreign asset reporting

Certain U.S. Holders are required to report their holdings of certain foreign financial assets, including equity of foreign entities, if the aggregate value of all of these assets exceeds certain threshold amounts, by filing IRS Form 8938 with their federal income tax return. Our ordinary shares and warrants are expected to constitute foreign financial assets subject to these requirements unless the ordinary shares or warrants are held in an account at certain financial institutions. U.S. Holders are urged to consult their tax advisors regarding their information reporting obligations, if any, with respect to their ownership and disposition of our ordinary shares and warrants and the significant penalties for non‑compliance.

The above description is not intended to constitute a complete analysis of all Tax consequences relating to acquisition, ownership and disposition of our ordinary shares and warrants. You should consult your tax advisor concerning the tax consequences of your particular situation.

FOREIGN EXCHANGE CONTROLS AND OTHER LIMITATIONS

Israeli law and regulations do not impose any material foreign exchange restrictions on non‑Israeli holders of our ordinary shares and warrants.

Non‑residents of Israel who purchase our ordinary shares will be able to convert dividends, if any, thereon, and any amounts payable upon our dissolution, liquidation or winding up, as well as the proceeds of any sale in Israel of our ordinary shares to an Israeli resident, into freely repairable dollars, at the exchange rate prevailing at the time of conversion, provided that the Israeli income tax has been withheld (or paid) with respect to such amounts or an exemption has been obtained.

LEGAL MATTERS

The validity of our ordinary shares and certain other matters of Israeli law will be passed upon for us by Naschitz, Brandes, Amir & Co., Tel-Aviv, Israel. The validity of the warrants offered hereby will be passed upon for us by Latham & Watkins LLP, Houston, Texas. Additional legal matters may be passed upon for us, any underwriters, dealers or agents by counsel that we will name in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements appearing in our Annual Report on Form 20-F for the year ended December 31, 2021 have been audited by Kost, Forer, Gabbay & Kasierer, a member of Ernst & Young Global, independent registered public accounting firm, as set forth in its report thereon, included therein, and incorporated herein by reference.  Such consolidated financial statements are incorporated herein in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

ENFORCEABILITY OF CIVIL LIABILITIES AND AGENT FOR
SERVICE OF PROCESS IN THE UNITED STATES

Service of process upon us and upon our directors and officers and the Israeli experts named in this prospectus, most of whom reside outside the United States, may be difficult to obtain within the United States.  Furthermore, because substantially all of our assets and substantially all of our directors and officers are located outside the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

We have been informed by our legal counsel in Israel, Naschitz, Brandes, Amir & Co., Advocates, our legal counsel in Israel that it may be difficult to assert U.S. securities laws claims in original actions instituted in Israel. Israeli courts may refuse to hear a claim based on a violation of U.S. securities laws because Israel is not the most appropriate forum in which to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proven as a fact which can be a time-consuming and costly process. Matters of procedure will also be governed by Israeli law.

We have irrevocably appointed Cogency Global Inc., as our agent to receive service of process in any action against us in any U.S. federal or state court arising out of this offering or any purchase or sale of securities in connection with this offering. Subject to specified time limitations and legal procedures, Israeli courts may enforce a U.S. judgment in a civil matter which is non-appealable, including a judgment based upon the civil liability provisions of the Securities Act or the Exchange Act and including a monetary or compensatory judgment in a non-civil matter, provided that, among other things:

•	the judgment was rendered by a court of competent jurisdiction, according to the laws of the state in which the judgment is given;

•	the judgment is enforceable according to the laws of Israel and according to the law of the foreign state in which the relief was granted; and

•	the judgment is not contrary to public policy of Israel.

Even if such conditions are met, an Israeli court may not declare a foreign civil judgment enforceable if:

•	the prevailing law of the foreign state in which the judgment is rendered does not allow for the enforcement of judgments of Israeli courts (subject to exceptional cases);

•	the defendant did not have a reasonable opportunity to be heard and to present his or her evidence, in the opinion of the Israeli court;

•	the enforcement of the civil liabilities set forth in the judgment is likely to impair the security or sovereignty of Israel;

•	the judgment was obtained by fraud;

•	the judgment was rendered by a court not competent to render it according to the rules of private international law prevailing in Israel;

•	the judgment conflicts with any other valid judgment in the same matter between the same parties; or

•	an action between the same parties in the same matter was pending in any Israeli court or tribunal at the time at which the lawsuit was instituted in the foreign court.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to issue a judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.”

AUTHORIZED REPRESENTATIVE

Our authorized representative in the United States for this offering as required pursuant to Section 6(a) of the Securities Act is Cogency Global Inc., 22 East 42nd Street, 18th Floor New York, NY 10168.

INNOVIZ TECHNOLOGIES LTD.

PROSPECTUS DATED          , 2022

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Offering Expenses

We estimate the following expenses in connection with the offer and sale of our ordinary shares and warrants under this registration statement.  With the exception of the SEC Registration Fee, all amounts are estimates.

SEC Registration Fee	$ 1,655.03
FINRA filing fee	*
Legal fees and	*
Accountants’ fees and expenses	*
Printing expenses	*
Transfer agent fees and expenses	*
Miscellaneous	*
Total	*

*  These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be defined at this time.

Under agreements to which we are party with the Selling Securityholders, we have agreed to bear all expenses relating to the registration of the resale of the securities pursuant to this prospectus.

Item 8. Indemnification of Directors, Officers and Employees

Under the Israeli Companies Law, 5759‑1999 (the “Companies Law”), a company may not exculpate an office holder from liability for a breach of the duty of loyalty. An Israeli company may exculpate in advance an office holder from liability to the company, in whole or in part, for damages caused to the company as a result of a breach of duty of care but only if a provision authorizing such exculpation is included in its articles of association. Our amended and restated articles of association (the “Innoviz Articles”) include such a provision. The company may not exculpate a director from liability arising out of a prohibited dividend or distribution to shareholders.

Under the Companies Law, a company may indemnify an office holder in respect of the following liabilities and expenses incurred for acts performed as an office holder, either in advance of an event or following an event, provided a provision authorizing such indemnification is contained in its articles of association:

•
a financial liability imposed on him or her in favor of another person pursuant to a judgment, including a settlement or arbitrator’s award approved by a court. However, if an undertaking to indemnify an office holder with respect to such liability is provided in advance, then such an undertaking must be limited to events which, in the opinion of the board of directors, can be foreseen based on the company’s activities when the undertaking to indemnify is given, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances, and such undertaking shall detail the abovementioned events and amount or criteria;

•
reasonable litigation expenses, including attorneys’ fees, incurred by the office holder as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (i) no indictment was filed against such office holder as a result of such investigation or proceeding; and (ii) no financial liability, such as a criminal penalty, was imposed upon him or her as a substitute for the criminal proceeding as a result of such investigation or proceeding or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent; and

•
reasonable litigation expenses, including attorneys’ fees, incurred by the office holder or imposed by a court in proceedings instituted against him or her by the company, on its behalf or by a third‑party or in connection with criminal proceedings in which the office holder was acquitted or as a result of a conviction for an offense that does not require proof of criminal intent.

Under the Companies Law and the Israeli Securities Law, a company may insure an office holder against the following liabilities incurred for acts performed as an office holder if and to the extent provided in the company’s articles of association:

•	a breach of the duty of loyalty to the company, to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

•	a breach of the duty of care to the company or to a third‑party, including a breach arising out of the negligent conduct of the office holder;

•	a financial liability imposed on the office holder in favor of a third‑party;

•	a financial liability imposed on the office holder in favor of a third‑party harmed by a breach in an administrative proceeding; and

•	reasonable litigation expenses, including attorneys’ fees, incurred by the office holder as a result of an administrative proceeding instituted against him or her.

Under the Companies Law, a company may not indemnify, exculpate or insure an office holder against any of the following:

•	a breach of the duty of loyalty, except to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

•	a breach of the duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the office holder;

•	an act or omission committed with intent to derive illegal personal benefit; or

•	a fine or forfeit levied against the office holder.

Under the Companies Law, exculpation, indemnification and insurance of office holders must be approved by the audit committee and the board of directors and, with respect to directors, also by shareholders.

The Innoviz Articles permit us to exculpate, indemnify and insure its office holders for any liability imposed on them as a consequence of an act (including any omission) which was performed by virtue of being an office holder. The office holders are currently covered by a directors and officers’ liability insurance policy.

We have entered into agreements with each of our directors and executive officers exculpating them, to the fullest extent permitted by law, from liability towards the Company for damages caused to it as a result of a breach of duty of care, and undertaking to indemnify them to the fullest extent permitted by law. This indemnification is limited to events determined as foreseeable by the board of directors based on our activities, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances.

The maximum indemnification amount set forth in such agreements is limited to an amount equal to the higher of $40,000,000 and 25% of our shareholder’s equity as reflected in its most recent consolidated financial statements prior to the date on which the indemnity payment is made. The maximum amount set forth in such agreements is in addition to any amount paid (if paid) under insurance and/or by a third‑party pursuant to an indemnification arrangement.

We have purchased and currently intend to maintain insurance on behalf of each and every person who is or was a director or officer of the company against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.

There is no pending litigation or proceeding against any of our directors or officers as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

Item 9. Exhibits and Financial Statement Schedules

Incorporation by Reference
Exhibit No.	Description	Form	File No.	Exhibit No.	Filing Date	Filed /Furnished
1.1***	Form of Underwriting Agreement.
2.1†	Business Combination Agreement, dated as of December 10, 2020, by and among Innoviz, Collective Growth, Merger Sub, Perception (solely for the purposes of the sections identified therein) and Antara Capital (solely for the purposes of the sections identified therein).	F‑4	333‑252023	2.1	January 11, 2021
3.1	Amended and Restated Articles of Association of Innoviz Technologies Ltd.					*
5.1	Opinion of Naschitz, Brandes, Amir & Co., Advocates.					**
5.2	Opinion of Latham & Watkins LLP.					**
23.1	Consent of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, an independent registered public accounting firm.					*
23.2	Consent of Naschitz, Brandes, Amir & Co., Advocates (included in Exhibit 5.1).					**
23.3	Consent of Latham & Watkins LLP (included in Exhibit 5.2).					**
24.1	Power of Attorney (included on the signature page hereto).					**
107	Calculation of Registration Fee					*

*	Filed herewith.

**	Furnished herewith.

***	To be filed by amendment or incorporated by reference in connection with the offering of the securities.

†	Schedules and Exhibits omitted pursuant to Regulation S‑K Item 601(b)(2). The Registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

††	Indicates management contract or compensatory plan or arrangement.

†††	Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit.

Certain agreements filed as exhibits to this Annual Report contain representations and warranties that the parties thereto made to each other. These representations and warranties have been made solely for the benefit of the other parties to such agreements and may have been qualified by certain information that has been disclosed to the other parties to such agreements and that may not be reflected in such agreements. In addition, these representations and warranties may be intended as a way of allocating risks among parties if the statements contained therein prove to be incorrect, rather than as actual statements of fact. Accordingly, there can be no reliance on any such representations and warranties as characterizations of the actual state of facts. Moreover, information concerning the subject matter of any such representations and warranties may have changed since the date of such agreements.

Item 10. Undertakings

(1) The undersigned Registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii), and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is a part of the registration statement.

(b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F (§ 249.220f of this chapter) at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act (15 U.S.C. 77j(a)(3)) need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Item 8.A of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(e) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus.  As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(f) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communications that is an offer in the offering made by the undersigned registrant to the purchaser.

(2) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(4)          The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(5) The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Rosh HaAin, Israel, on this 24th day of May, 2022.

INNOVIZ TECHNOLOGIES LTD. By: /s/ Eldar Cegla Name: Eldar Cegla Title: Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint each of Omer David Keilaf and Eldar Cegla, with full power of substitution and full power to act without the other, as his or her true and lawful attorney‑in‑fact and agent to act for him or her in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post‑effective amendments) to this registration statement, and to file this registration statement, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys‑in‑fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully, to all intents and purposes, as they or he or she might or could do in person, hereby ratifying and confirming all that said attorneys‑in‑fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated.

NAME	POSITION	DATE
/s/ Omer David Keilaf Omer David Keilaf	Chief Executive Officer and Director (Principal Executive Officer)	May 24, 2022
/s/ Eldar Cegla Eldar Cegla	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	May 24, 2022
/s/ Amichai Steimberg Amichai Steimberg	Director	May 24, 2022
/s/ Aharon Aharon Aharon Aharon	Director	May 24, 2022
/s/ Dan Falk Dan Falk	Director	May 24, 2022
/s/ Ronit Maor Ronit Maor	Director	May 24, 2022
/s/ Orit Stav Orit Stav	Director	May 24, 2022
/s/ James Sheridan James Sheridan	Director	May 24, 2022

 AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Innoviz Technologies Ltd. has signed this registration statement on May 24, 2022.

By: /s/ Colleen De Vries Name: Colleen De Vries Title: SVP on behalf of Cogency Global Inc.